SUBSIDIARIES
                                       OF
                                AMEDISYS, INC.,
                             a Delaware corporation
                                    ("AMED")

STATE OF           ACTUAL                                                 OWNERSHIP      ASSUMED
INCORPORATION      NAME                                       PARENT      PERCENTAGE     NAMES
- -------------      ------                                     ------      ----------     -------
Texas              AMEDISYS Surgery Centers, L.C.             AMED        100%           AMEDISYS Surgery Center of South Houston
                                                                                         AMEDISYS Surgery Center of Pasadena
Louisiana          AMEDISYS Nursing Services, Inc.            AMED        100%
Louisiana          AMEDISYS Staffing Services, Inc. ("AME")   AMED        100%
Louisiana          AMEDISYS Specialized Medical               AMED        100%
                   Services, Inc. ("ASM")
Louisiana          AMEDISYS Physician Services,               AMED        60%
                   Inc.
Nevada             FutureCare, Inc.                           AMED        55%
Louisiana          FutureCare Health Plans of                 AMED        33%
                   Louisiana, Inc.
Texas              MedAmerica, Inc. of Texas                  AME         80%
Louisiana          MedAMErica, Inc.                           AME         80%
Louisiana          AMEDISYS Home Health, Inc.                 ASM         100%
Texas              AMEDISYS Home Health, Inc. of              ASM         100%
                   Texas
Louisiana          Jackson Rural Health Clinic, Inc.          ASM         60%
Louisiana          Kentwood Rural Health Clinic, Inc.         ASM         60%
Louisiana          Bastrop Rural Health Clinic, Inc.          ASM         60%

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